UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2008 (April 15, 2008)

HOLLY ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas (Address of principal executive offices)	75201-6915 (Zip code)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 15, 2008, William J. Gray was elected as a director of Holly Logistic Services, L.L.C. (the “Company”) to replace Bruce R. Shaw, who no longer serves as a director of the Company as of that date. The Company is the general partner of HEP Logistics Holdings, L.P., which is the general partner of Holly Energy Partners, L.P. Mr. Shaw remains the Senior Vice President and Chief Financial Officer of the Company.
     Mr. Gray is a private consultant. He has served as a director of Holly Corporation since September 1996. Mr. Gray is not nominated for re-election to the Holly Corporation Board of Directors, and his service on the Holly Corporation Board of Directors will end at Holly Corporation’s annual meeting of shareholders scheduled for May 8, 2008. Mr. Gray has served as a governmental affairs consultant for Holly Corporation since January 2003 and also served as a consultant to Holly Corporation from October 1999 through September 2001. Until October 1999, Mr. Gray was Senior Vice President, Marketing and Supply of Holly Corporation. In November 2006, Mr. Gray was elected to the New Mexico House of Representatives. Mr. Gray is 67 years old.
     As a result of the election of the Company’s directors on April 15, 2008, the members of the Company’s Board of Directors are Matthew P. Clifton, Charles M. Darling, IV, William J. Gray, Jerry W. Pinkerton, P. Dean Ridenour, and William P. Stengel.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.
By:	HEP Logistics Holdings, L.P.
its General Partner

By:	Holly Logistic Services, L.L.C. its General Partner
	By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

Date: April 18, 2008